EXHIBIT 8.1

List of Subsidiaries and Affiliated Entities

•	Changzhou Kanghui Medical Innovation Co., Ltd., incorporated in the People’s Republic of China

•	Beijing Libeier Biology Engineering Research Institute Co., Ltd., incorporated in the People’s Republic of China

•	Shanghai Zhikang Medical Devices Co., Ltd., incorporated in the People’s Republic of China

•	TGM Medical, Inc, incorporated in the State of Delaware

•	Beijing Wei Rui Li Medical Device Co., Ltd., incorporated in the People’s Republic of China